Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: John Roselli
Chief Financial Officer
(610) 729-3750

CSS INDUSTRIES REPORTS FISCAL 2018 FULL YEAR AND FOURTH QUARTER RESULTS
Company issues outlook for fiscal 2019 net sales, net income and adjusted EBITDA

Full Year Summary

•	Net sales of $361.9 million, an increase of 12.2 percent over the prior year, due to acquisitions

•	Net loss of $36.5 million included $27.1 million (net of tax) of non-cash intangible asset impairment charges and $19.4 million (net of tax) of primarily acquisition-related costs

•	Adjusted EBITDA of $24.3 million, down slightly from the prior year

•	Operating cash flow of $31.4 million compared to $14.9 million in the prior year; free cash flow of $24.1 million compared to $9.9 million in the prior year

•	Completed Simplicity acquisition in November 2017 as part of the Company’s strategy to increase its presence in the craft category

Fourth Quarter Summary

•	Net sales of $81.5 million increased 39.0 percent over the prior year quarter, primarily reflecting the contribution from the Simplicity acquisition

•	Net loss of $38.4 million included $27.1 million (net of tax) of non-cash intangible asset impairment charges and $6.3 million (net of tax) of primarily acquisition-related costs

•	Adjusted EBITDA was ($2.1) million compared to ($3.1) million in the prior year quarter

PLYMOUTH MEETING, PA, May 31, 2018 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the seasonal, gift and craft markets, today announced results for its fiscal fourth quarter and full fiscal year ended March 31, 2018.

Net sales in the fourth quarter of fiscal 2018 were $81.5 million compared to $58.7 million in the fourth quarter of fiscal 2017, primarily driven by the acquisition of the Simplicity Creative Group business (“Simplicity”), which was acquired in November 2017 and contributed $20.7 million in the current year quarter.

Gross profit was $16.9 million in the quarter compared to $12.2 million in the prior year quarter and gross margin was 20.7 percent compared to 20.8 percent in the prior year quarter. Adjusted gross profit was $22.5 million for the quarter compared to $15.3 million in the prior year quarter. Adjusted gross margin was 27.6 percent in the quarter compared to 26.1 percent in the prior year quarter, driven primarily by a higher margin sales mix attributable to the acquisition of Simplicity.

Selling, general & administrative (“SG&A”) expenses were $32.1 million in the quarter compared to $22.4 million in the prior year quarter. The increase was attributable to the addition of Simplicity expenses and $2.3 million of incremental integration and other costs.

The Company recorded pre-tax charges of $33.4 million ($27.1 million, net of tax) for the impairment of goodwill and other intangible assets in the quarter. The goodwill impairment charge of $29.6 million was triggered by the significant decline in the Company’s share price at and around the end of fiscal 2018 and the resulting decrease in the Company’s market capitalization. In addition, the Company recorded a non-cash tradename impairment charge of $3.8 million related to its C.R. Gibson tradename due to a decline in the sales of that product line.

Operating loss for the quarter was $48.6 million compared to $10.2 million in the prior year quarter. Adjusted operating loss was $5.4 million compared to $5.2 million in the prior year quarter. Net loss was $38.4 million in the quarter compared to $5.2 million in the prior year quarter. Adjusted net loss was $5.0 million compared to $2.0 million. The loss per share was $4.21 compared to $0.57 in the prior year quarter, and the adjusted loss per share was $0.55 compared to $0.22 in the prior year quarter. The larger adjusted net loss and adjusted loss per share compared to the prior year resulted from a lower tax benefit due in part to U.S. tax reform as well as the absence of two discrete income tax benefits recognized in the prior year quarter, and higher interest expense. Adjusted EBITDA was ($2.1) million compared to ($3.1) million in the prior year quarter.

For the full year, net sales were $361.9 million compared to $322.4 million in the prior fiscal year, an increase of $39.5 million (12.2%). Sales attributable to Simplicity were $35.6 million and sales attributable to the McCall Pattern Company business (“McCall”), which was acquired in December 2016, were $28.3 million compared to $8.1 million in fiscal 2017. Excluding the impact of acquisitions in both periods, sales declined 5.2 percent. The decline was primarily due to customer buy-downs and share losses in the Company’s seasonal business and inventory destocking by a large customer in the Company’s craft business.

Full year gross profit was $92.8 million compared to $93.1 million in the prior year and gross margin was 25.7 percent compared to 28.9 percent in the prior year. Adjusted gross profit was $110.7 million for the year compared to $96.7 million in the prior year. Adjusted gross margin was 30.6 percent compared to 30.0 percent in the prior year, driven primarily by a higher margin sales mix attributable to the acquisitions of Simplicity and McCall, which more than offset an adjusted gross margin decline in the Company’s base business.

SG&A expenses were $105.2 million for fiscal 2018 compared to $83.4 million for fiscal 2017. The increase was attributable to the addition of Simplicity and McCall operating expenses and incremental integration-related expenses of $5.0 million compared to the prior year.

The Company recorded pre-tax charges of $33.4 million for the impairment of goodwill and other intangible assets in the fourth quarter. The impairment charge was largely driven by the current trading price of our common stock on the market and the ensuing decrease in our market capitalization. The income tax benefit associated with the impairment described above was $6.2 million.

Operating loss for the year was $45.7 million compared to operating income of $9.7 million in the prior year. Adjusted operating income was $13.8 million compared to $16.6 million in the prior year.

Net loss for the year was $36.5 million compared to net income of $28.5 million in the prior year. Income in the current year was impacted by the intangible asset impairment charges of $27.1 million (net of tax) and acquisition, integration and other costs of $19.4 million (net of tax). Net income in the prior year benefited from $15.7 million (net of tax) of non-recurring income, driven by a $20.0 million bargain purchase gain resulting from the acquisition of McCall. Adjusted net income in the current year was $10.0 million compared to $12.8 million in the prior year. Loss per share was $4.01 compared to diluted earnings per share (EPS) of $3.13 in the prior year, and adjusted EPS were $1.10 compared to $1.40 in the prior year. Adjusted EBITDA for the full year was $24.3 million compared to $25.1 million in the prior year.

“We were encouraged by double-digit sales growth in our fourth quarter, driven by the acquisition of Simplicity as well as growth in all three of our product categories,” said President and Chief Executive Officer Christopher J. Munyan. Our free cash flow for the year was more than double the prior year despite significant acquisition and integration related cash costs. We put substantial focus on reducing working capital this year, particularly inventory, and we are pleased with our progress in this area. We were disappointed to have to write off goodwill and other intangible assets in the fourth quarter primarily due to the significant decline in our stock price, but this impairment has no correlation with the outlook for our business.”
The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended March 31,			Year Ended March 31,
	2018	2017	Change	2018	2017	Change
Seasonal	$7,804	$6,971	11.9%	$122,191	$133,749	(8.6)%
Gift	34,578	34,148	1.3%	125,399	128,206	(2.2)%
Craft	39,151	17,550	123.1%	114,306	60,476	89.0%
Total	$81,533	$58,669	39.0%	$361,896	$322,431	12.2%

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events including Christmas, Valentine’s Day, Easter and back-to-school. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.

Seasonal net sales increased 11.9 percent in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017, driven primarily by the timing of Valentine sales, which shifted from the third quarter last year to the fourth quarter this year.

For the full year, seasonal net sales declined 8.6 percent compared to the prior year, primarily reflecting lower sales of Christmas products, driven mainly by program losses in ribbons, bows, bags and wrap.

Gift

(Note: The Company changed the name of this category from “celebrations” to “gift” to better align with industry terminology. This name change has no impact on historical sales figures.)

The Company defines the gift product category as products primarily designed to celebrate certain life events or special occasions such as weddings, birthdays, anniversaries, graduations or the birth of a child, as well as stickers, memory books and stationery. These products are primarily sold into mass and specialty retailers, floral and packaging wholesalers and distributors. Products in this category are generally ordered on a replenishment basis throughout the year.

Gift sales increased 1.3 percent in the quarter compared to the prior year quarter, primarily due to higher sales of ribbon, bags and gift card holders, partially offset by lower sales of infant goods and packaging & wholesale products. The ribbon and bag growth related to increased share with a major retailer, while the increase in gift card holders reflects the earlier timing of replenishment orders. The lower infant sales were the result of share losses at a major retailer, while the declines in packaging & wholesale products were driven by declining demand.

For the full year, gift net sales declined 2.2 percent, primarily driven by lower sales of infant products and packaging & wholesale products. The declines in infant sales were related to share loss with a major retailer, while the lower sales in packaging & wholesale products were driven primarily by declining ribbon usage. These declines were partially offset by higher sales of gift card holders and everyday ribbons, bags and bows, resulting from share gains.

Craft

The craft product category reflects products used for craft activities including ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft sales increased 123.1 percent in the quarter compared to the prior year quarter, driven primarily by the contribution of the Simplicity acquisition. Excluding sales from the Simplicity acquisition, net sales increased 5.3 percent in the quarter, primarily due to higher sales of craft ribbon and button products compared to the prior year quarter. The growth was attributable to a ribbon reset with a major customer, as well as higher button replenishment orders. McCall sales were flat with the prior year quarter.

For the full year, craft net sales increased 89.0 percent, driven primarily by the contributions from the Simplicity and McCall acquisitions. Excluding sales from the Simplicity and McCall acquisitions, sales decreased 3.7 percent compared to the prior year, primarily due to inventory destocking at a major retailer.

Income Tax Items

The Company’s effective tax rate for the quarter was 21.2 percent compared to 50.8 percent for the prior year quarter. The decrease in the effective tax rate was primarily attributable to a lower U.S. federal corporate tax rate (U.S. tax legislation discussed below) and the impact of partially non-deductible intangible assets impairment.  The rate in the prior year quarter was impacted by a discrete tax benefit.

The Company’s effective tax rate for the year was 20.7 percent compared to 4.0 percent for the prior year.  Current year income tax expense was impacted by the adoption of new U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act, resulting in a net tax expense of $4.8 million.  The net expense consisted of $1.9 million of tax expense from recalculating deferred tax assets and liabilities under the new U.S. federal corporate tax rate of 21%, plus $2.9 million of tax expense related to the mandatory repatriation of unremitted foreign earnings. The cash tax liability related to repatriation will be paid over a period of eight years.  The current year tax rate was also impacted by the partial non-deductibility of the intangible asset impairment.  The increase in the effective tax rate compared to the prior year was primarily attributable to the $20.0 million nontaxable bargain purchase gains in the prior year (primarily from the McCall acquisition), which lowered the prior year effective tax rate.

Balance Sheet and Cash Flow

The Company ended the year with $58.6 million of cash, cash equivalents, and short-term investments compared to $67.6 million in the prior year. Inventory declined to $102.0 million from $105.3 million in the prior year. Excluding the non-cash amortization of inventory step-ups in both periods, inventory levels declined $16.1 million compared to the prior year, primarily reflecting the Company’s efforts to better manage working capital. Accounts receivable increased to $63.1 million from $48.8 million in the prior year, primarily due to the Simplicity acquisition. Accounts payable increased to $20.6 million from $14.2 million in the prior year quarter, resulting from the Simplicity acquisition as well as the Company’s efforts to extend vendor payment terms. The Company ended the quarter with $40.5 million in total debt resulting from borrowings associated with the acquisition of Simplicity.

Cash provided by operating activities was $31.4 million for the year compared to $14.9 million in the prior year. Cash from operating activities included $3.7 million of after-tax cash acquisition and integration-related cash costs compared to $2.1 million in the prior year period. Full year capital expenditures were $7.3 million, compared to $5.0 million in the prior year. Free cash flow was $24.1 million compared to $9.9 million in the prior year. The Company returned $7.3 million to shareholders through cash dividends during the year, consistent with the prior year.

Outlook

“We expect a better year in fiscal 2019 with growth in sales and adjusted EBITDA, and another year of solid free cash flow,” said Mr. Munyan. “We are excited about the acquisitions of Simplicity and McCall as we see these as major strategic opportunities. The difficulties we have encountered in our base business with declining sales and profitability are likely to continue in fiscal 2019. Our strategy to counter this trend is to reposition our Company through targeted acquisitions in categories where we can grow. Additionally, we expect to achieve significant operating synergies as a result of these future acquisitions.”

The Company expects to generate net sales of $398 million to $412 million in its fiscal year ending March 31, 2019, resulting in year over year growth of 10% to 14%. The primary driver of growth will be the full year impact of the Simplicity acquisition, partially offset by a decline in the Company’s base business due to program losses in the Company’s gift business.

Net loss is expected to be in the range of $2 million to $4 million compared to a net loss of $36.5 million in fiscal 2018. Adjusted EBITDA for fiscal 2019 is expected to be in the range of $26 million to $29 million compared to $24.3 million in fiscal 2018. The expected growth in adjusted EBITDA primarily reflects the full year contribution of Simplicity and integration savings related to Simplicity, partially offset by a decline in the Company’s base business.

The Company will hold a conference call for investors on June 1, 2018 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 7998592.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories.  For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers.  In the seasonal category, we focus on gift packaging items such as ribbon, bows, greeting cards, wrapping paper, bags, boxes, tags and gift card holders, in addition to specific holiday-themed decorations, accessories, and activities, such as Easter egg dyes and novelties and Valentine’s Day classroom exchange cards.   For the gift category, our core products include items designed to celebrate certain life events or special occasions, such as weddings, birthdays, anniversaries, graduations, or the birth of a child, as well as stickers, memory books and stationery.  Our core products within the craft category include ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to operating synergies and growth associated with future acquisitions, and the amount of net sales, net loss and adjusted EBITDA expected to be generated by the Company in fiscal 2019. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, inherent uncertainties associated with assumptions used to forecast fiscal 2019 net sales, net loss and adjusted EBITDA; execution risks that may impact the Company’s ability to achieve the levels of net sales, net income and adjusted EBITDA currently forecasted for fiscal 2019, including the risk that the Company’s planned integration and cost reduction activities may not be successfully implemented in fiscal 2019; risks associated with the Simplicity acquisition, including the risk that the Company may not realize the strategic benefits that are currently expected and the risk that expected synergies will not be realized in the amounts currently expected, or at all, and that any such synergies may not be realized within the timeframe currently expected; risks associated with acquisitions generally, including difficulties identifying and executing on appropriate acquisition opportunities, acquisition integration risks and unexpected integration costs; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated statements of operations for the three months and twelve months ended March 31, 2018 and 2017, condensed consolidated balance sheets as of March 31, 2018 and 2017 and condensed consolidated statements of cash flows for the fiscal years ended March 31, 2018 and 2017 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017

Net sales	$81,533	$58,669	$361,896	$322,431
Cost of sales	64,650	46,455	269,067	229,342
Gross profit	16,883	12,214	92,829	93,089
Selling, general and administrative expenses	32,085	22,384	105,201	83,375
Impairment of goodwill and intangible assets	33,358	—	33,358	—
Operating income (loss)	(48,560)	(10,170)	(45,730)	9,714
Loss (gain) on bargain purchases	—	97	—	(19,990)
Interest expense (income), net	344	36	681	29
Other expense (income), net	(123)	200	(352)	(12)
Income (loss) before income taxes	(48,781)	(10,503)	(46,059)	29,687
Income tax expense (benefit)	(10,360)	(5,332)	(9,539)	1,183
Net income (loss)	$(38,421)	$(5,171)	$(36,520)	$28,504

Weighted average shares outstanding:
Basic	9,120	9,087	9,108	9,074
Diluted	9,120	9,087	9,108	9,115

Net income (loss) per common share:
Basic	$(4.21)	$(0.57)	$(4.01)	$3.14
Diluted	$(4.21)	$(0.57)	$(4.01)	$3.13

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$58,560	$47,693
Short-term investments	—	19,931
Accounts receivable, net	63,083	48,814
Inventories	102,436	105,258
Prepaid expenses and other current assets	11,962	10,793
Total current assets	236,041	232,489
Property, plant and equipment, net	52,126	35,764
Deferred income taxes	10,439	—
Goodwill	—	19,916
Intangible assets, net	57,029	43,879
Other assets	9,553	7,146
Total assets	$365,188	$339,194

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$228	$220
Accounts payable	20,581	14,223
Accrued payroll and other compensation	11,496	7,884
Accrued customer programs	12,284	5,030
Accrued other expenses	14,751	9,026
Total current liabilities	59,340	36,383
Long-term debt, net of current portion	40,228	456
Deferred income taxes	1,639	4,430
Other long-term obligations	10,286	3,771
Total liabilities	111,493	45,040
Stockholders' equity	253,695	294,154
Total liabilities and stockholders' equity	$365,188	$339,194

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(36,520)	$28,504
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,487	8,477
Amortization of inventory step-up	17,881	3,577
Accretion of asset retirement obligation	51	—
Accretion of investment discount	(69)	(196)
Impairment of goodwill and intangibles	33,358	—
Provision for accounts receivable allowances	4,035	5,188
Deferred tax provision (benefit)	(14,125)	(1,608)
Share-based compensation expense	1,938	1,653
Gain on bargain purchases	—	(19,990)
(Gain) loss on sale or disposal of assets	(12)	88
Changes in assets and liabilities, net of effects of purchase of businesses	14,344	(10,822)
Net cash provided by operating activities	31,368	14,871
Cash flows from investing activities:
Maturities of investment securities	20,000	60,000
Purchase of held-to-maturity investment securities	—	(19,928)
Purchase of businesses, net of cash received of $1,889 in fiscal 2018	(65,228)	(15,039)
Purchase of property, plant and equipment	(7,291)	(4,957)
Purchase of company owned life insurance policy	(750)	—
Purchase of intangibles	—	(100)
Proceeds from sale of assets	36	311
Net cash (used for) provided by investing activities	(53,233)	20,287
Cash flows from financing activities:
Borrowings on revolving credit facility	87,476	—
Repayments on revolving credit facility	(47,476)	—
Payments on long-term debt	(220)	(65)
Dividends paid	(7,293)	(7,273)
Proceeds from exercise of stock options	201	123
Payments for tax withholding on net restricted stock settlements	—	(527)
Tax effect of stock awards	—	286
Net cash provided by (used for) financing activities	32,688	(7,456)
Effect of exchange rate changes on cash	44	64
Net increase (decrease) in cash and cash equivalents	10,867	27,766
Cash and cash equivalents at beginning of period	47,693	19,927
Cash and cash equivalents at end of period	$58,560	$47,693

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin %, adjusted operating income, and adjusted net income. These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. We believe free cash flow is a useful measure of our ability to generate cash, but free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Diluted income (loss) per share	$(4.21)	$(0.57)	$(4.01)	$3.13
Acquisition costs, integration and other	0.35	0.12	0.71	0.22
Goodwill and intangible impairment	2.83	—	2.86	—
Loss (gain) on bargain purchases	—	0.01	—	(2.19)
Inventory step-up amortization	0.48	0.22	1.54	0.24
Adjusted diluted income (loss) per share	$(0.55)	$(0.22)	$1.10	$1.40

Net income (loss)	$(38,421)	$(5,171)	$(36,520)	$28,504
Interest expense (income)	344	36	681	29
Other expense (income)	(123)	200	(352)	(12)
Income tax expense (benefit)	(10,360)	(5,332)	(9,539)	1,183
Depreciation and amortization	3,342	2,151	10,487	8,477
Acquisition costs, integration and other	4,140	1,843	8,315	3,327
Goodwill and intangible impairment	33,358	—	33,358	—
Loss (gain) on bargain purchases	—	97	—	(19,990)
Inventory step-up amortization	5,644	3,125	17,881	3,577
Adjusted EBITDA	$(2,076)	$(3,051)	$24,311	$25,095
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash flow provide by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow.

	Year Ended March 31,
	2018	2017
Net cash provided by operating activities	$31,368	$14,871
Purchase of property, plant and equipment	(7,291)	(4,957)
Free cash flow	$24,077	$9,914

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
Unaudited
(in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Gross profit	$16,883	$12,214	$92,829	$93,089
Gross margin %	20.7%	20.8%	25.7%	28.9%
Inventory step-up amortization	5,644	3,125	17,881	3,577
Adjusted gross profit	$22,527	$15,339	$110,710	$96,666
Adjusted gross margin %	27.6%	26.1%	30.6%	30.0%

Operating income (loss)	$(48,560)	$(10,170)	$(45,730)	$9,714
Operating income (loss) %	(59.6)%	(17.3)%	(12.6)%	3.0%
Inventory step-up amortization	5,644	3,125	17,881	3,577
Goodwill and intangible impairment	33,358	—	33,358	—
Acquisition costs, integration and other	4,140	1,843	8,315	3,327
Adjusted operating income (loss)	$(5,418)	$(5,202)	$13,824	$16,618
Adjusted operating income (loss) %	(6.6)%	(8.9)%	3.8%	5.2%

Net income (loss)	$(38,421)	$(5,171)	$(36,520)	$28,504
Inventory step-up amortization	5,644	3,125	17,881	3,577
Acquisition costs, integration and other	4,140	1,843	8,315	3,327
Goodwill and intangible impairment	33,358	—	33,358	—
Loss (gain) on bargain purchases	—	97	—	(19,990)
Tax impact (1)	(9,756)	(1,920)	(12,991)	(2,617)
Adjusted net income (loss)	$(5,035)	$(2,026)	$10,043	$12,801

(1) Tax impact determined using an effective rate of 22.6% and 21.8% in the three- and twelve months ended March 31, 2018, respectively, which reflects the impact of U.S. tax reform, as well as a portion of the goodwill impairment not being deductible, and an effective rate of 38.6% and 37.9% in the three- and twelve months ended March 31, 2017, respectively, except for the gain on bargain purchases, which is not taxable.

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)
FY 2019
Net income (loss)	($4.4) - ($2.1)
Income tax expense (benefit)	(1.4) - (0.7)
Interest expense	1.6
Other (income)	(0.5)
Depreciation and amortization	14.2
Inventory step-up amortization	10.4
Acquisition integration and other	6.1
Adjusted EBITDA	$26.0 - $29.0